Form 10-K Appendix

AHMED ASSOCIATES CPA P.C.
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder(s) of
Achison Inc.
Flushing, NY

I hereby consent to the inclusion of our Auditor's Report, dated July 09, 2019, on the financial statements of Achison Inc. for the year ended March 31, 2019 in the Company's Report on Form 10-K. We also consent to the application of such report to the financial information in the Report on Form 10-K, when such financial information is read in conjunction with the financial statements referred to in my report.

/s/Rizwan Ahmed
Rizwan Ahmed

New Hyde Park, New York
July 9, 2019